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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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Chicago Bridge & Iron Company N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHICAGO BRIDGE & IRON COMPANY N.V.

Polarisavenue 31
2132 JH Hoofddorp, The Netherlands

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held May 13, 2004

To the Shareholders of:

CHICAGO BRIDGE & IRON COMPANY N.V.

      You are hereby notified that the Annual General Meeting of Shareholders of Chicago Bridge & Iron Company N.V. (the “Company”) will be held at Amstel Inter-Continental Hotel Amsterdam, Prof. Tulpplein 1, 1018 GX Amsterdam, The Netherlands, at 2:00 P.M., local time, on Thursday, May 13, 2004, for the following purposes:

1. To appoint Jerry H. Ballengee and L. Donald Simpson as members of the Supervisory Board to serve until the Annual General Meeting of Shareholders in 2007 and until their successors shall have been duly appointed;

2. To authorize the preparation of the annual accounts and the annual report in the English language and to adopt the Dutch Statutory Annual Accounts of the Company for the year ended December 31, 2003;

3. To discharge the members of the Management Board and the Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2003;

4. To resolve on the final dividend for the year ended December 31, 2003;

5. To approve the extension of the authority of the Management Board to repurchase up to 30% of the issued share capital of the Company until November 13, 2005;

6. To cancel shares to be acquired by the Company in its own share capital;

7. To approve the extension of the authority of the Supervisory Board to issue and/or grant rights (including options to subscribe) on shares and to limit or exclude the preemptive rights of shareholders of the Company until May 13, 2009;

8. To amend our Articles of Association to increase the amount of the authorized share capital; and

9. To appoint Deloitte & Touche as the Company’s independent public accountants for the year ending December 31, 2004.

      This notification is subject to the convocation for the meeting and the meeting’s official agenda as they will appear or be available under Dutch law.

      Copies of the Dutch Statutory Annual Accounts, the annual report of the Management Board, the official Dutch agenda and the explanatory notes thereto, the draft deed of amendment of the Company’s Articles of Association and the list of nominees for the Supervisory Board can be accessed through our website, www.cbiepc.com, and may be obtained free of charge by shareholders and other persons entitled to attend general meetings of shareholders of the Company at the offices of the Company at Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands; and at the Bank of New York, 620 Avenue of the Americas, New York, New York 10011 from the date hereof until the close of the Annual Meeting.

      Holders of registered shares of record at the close of business on April 1, 2004 are entitled to receive notice of and to vote at the Annual Meeting. Shareholders must give notice to the Management Board of their intention to attend the Annual Meeting in writing prior to May 7, 2004. The share transfer books will not be closed. Admittance of shareholders and acceptance of written voting proxies shall be governed by Dutch law.

      REGISTERED SHAREHOLDERS ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

WALTER G. BROWNING
Secretary

April 1, 2004

CHICAGO BRIDGE & IRON COMPANY N.V.

PROXY STATEMENT

       This proxy statement, which is first being mailed to holders of registered shares on or about April 7, 2004, is furnished in connection with the solicitation of proxies on behalf of the Supervisory Board of Chicago Bridge & Iron Company N.V. (“we”, “CB&I” or the “Company”), who ask you to complete, sign, date and mail the enclosed proxy for use at the Annual General Meeting of Shareholders to be held May 13, 2004, 2:00 p.m., local time (the “Annual Meeting”), for the purposes set forth in the foregoing notice.

      Each share entitles the holder thereof to one vote on each matter submitted to a vote at the meeting. All shares represented by proxies duly executed and received by us within the time indicated on the enclosed proxy (the “Voter Deadline”) will be voted at the meeting in accordance with the terms of the proxies. If no choice is indicated on the proxy, the proxyholders will vote for Messrs. Ballengee and Simpson for Supervisory Directors and for all proposals described in this Proxy Statement.

      A shareholder may revoke a proxy by submitting a document revoking it, by submitting a duly executed proxy bearing a later date prior to the Voter Deadline or by attending the meeting and voting in person (with regard to which the requirements below apply).

      Only holders of record of the 47,128,879 registered shares of our share capital, par value Euro 0.01 (the “common shares” or “shares”), issued at the close of business on April 1, 2004, are entitled to notice of and to vote at the meeting. Shareholders must give notice in writing to the Management Board of their intention to attend the Annual Meeting prior to May 7, 2004.

      Although there is no quorum requirement under Dutch law, abstentions, directions to withhold authority to vote for a Supervisory Director nominee and “broker non-votes” (where a named entity holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such named entity does not possess or choose to exercise its discretionary authority with respect thereto) will be considered present at the meeting but will not be counted to determine the total number of votes cast.

      We will bear the cost of soliciting proxies on the accompanying proxy card. Some of our directors, officers and regular employees may solicit proxies in person or by mail, telephone or telefax, but will not receive any additional compensation for their services. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of our shares.

      This proxy statement is subject to the convocation for the Annual Meeting and the Annual Meeting’s official agenda as they will appear or be available under Dutch law. Admittance of shareholders and acceptance of written voting proxies shall be governed by Dutch law.

ITEM 1

APPOINTMENT OF SUPERVISORY DIRECTORS

      The general affairs and business of the Company and the Management Board are supervised by the Board of Supervisory Directors (the “Supervisory Board”), the members of which are appointed by the general meeting of shareholders. Our Articles of Association provide for at least 6 and no more than 12 Supervisory Directors to serve on the Supervisory Board. The terms of two Supervisory Directors will expire at the date of the general meeting and Mr. Banham and Mr. Guill have resigned in accordance with the First Reserve Shareholders Agreement. The Supervisory Board has resolved not to fill the vacancies of Mr. Banham and Mr. Guill and therefore the total number of Supervisory Directors after the general meeting will be eight. Under the law of The Netherlands, a Supervisory Director cannot be a member of the Management Board of the Company. The general meeting of shareholders appointed Chicago Bridge & Iron Company B.V. as the sole member of the Management Board.

      Members of the Supervisory Board are appointed to serve three-year terms, with approximately one-third of such members’ terms expiring each year. Members of the Supervisory Board must retire no later than at the general meeting of shareholders held after a period of three years following their appointment, but may be re-elected. A member of the Supervisory Board must resign effective the date of the annual general meeting of shareholders in the year in which the director attains the age of 72. The members of the Supervisory Board may receive such compensation as may be determined by the general meeting of shareholders.

      The Supervisory Board has affirmatively determined that all members of the Supervisory Board, except Mr. Glenn, who is our employee, are independent as that term is defined by the New York Stock Exchange, and have no material relationships with the Company on the basis of the guidelines contained in Exhibit A to our Corporate Governance Guidelines, which can be accessed at our website, www.cbiepc.com.

      As permitted under Dutch law and our Articles of Association, the Supervisory Board is authorized to make binding nominations of two candidates for each open position on the Supervisory Board, with the candidate receiving the greater number of votes being elected. A nomination by the Supervisory Board is binding on the shareholders unless overridden by a vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company.

      Two members of the Supervisory Board are to be appointed who will serve until the general meeting of shareholders in 2007. For one position, the Supervisory Board has proposed the election of Jerry H. Ballengee or David P. Bordages. For the second position, the Supervisory Board has proposed the election of L. Donald Simpson or Samuel C. Leventry. Messrs. Ballengee and Simpson are presently members of the Supervisory Board. Messrs. Bordages and Leventry are presently our employees.

      THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF MESSRS. BALLENGEE AND SIMPSON.

      Certain information with respect to the nominees for Supervisory Director and the six Supervisory Directors whose terms do not expire this year is as follows:

The Following Nominations are Made for Three-Year Terms Expiring in 2007:

First Position

First Nominee

      Jerry H. Ballengee, 66, has served as a Supervisory Director of the Company since April, 1997. Since October, 2001 he has served as Chairman of the Board of Morris Material Handling Company (MMH). Mr. Ballengee served as President and Chief Operating Officer of Union Camp Corporation from July, 1994 to May, 1999 and served in various other executive capacities and as a member of the Board of Directors of Union Camp Corporation from 1988 until 1999 when the company was acquired by International Paper Company. He is Chairman of the Supervisory Board’s Nominating Committee and a member of the Corporate Governance Committee and Audit Committee.

Second Nominee

      David P. Bordages, 53, has served as Vice President-Human Resources and Administration of Chicago Bridge & Iron Company since February 25, 2002. Mr. Bordages was Vice President-Human Resources of the Fluor Corporation from April, 1989 through February, 2002.

Second Position

First Nominee

      L. Donald Simpson, 68, has served as a Supervisory Director of the Company since April, 1997. From December, 1996 to December, 1999, Mr. Simpson served as Executive Vice President of Great Lakes Chemical Corporation. Prior thereto, beginning in 1992, he served in various executive capacities at Great

Lakes Chemical Corporation. He is a member of the Supervisory Board’s Organization and Compensation Committee and Corporate Governance Committee.

Second Nominee

      Samuel C. Leventry, 54, has served as Vice President-Technology Services of Chicago Bridge & Iron Company since January, 2001. Prior to that, he was Vice President-Engineering from April, 1997 to January, 2001, Product Manager-Pressure Vessels and Spheres from April, 1995 to April, 1997 and Product Engineering Manager-Special Plate Structures for Chicago Bridge & Iron Company. Mr. Leventry has been employed by Chicago Bridge & Iron Company for over 33 years in various engineering positions.

Supervisory Directors to Continue in Office with Terms Expiring in 2005:

      J. Charles Jennett, 63, has served as a Supervisory Director of the Company since April, 1997. Dr. Jennett is a private engineering consultant. He served as President of Texas A&M International University from 1996 to 2001, when he became President Emeritus. He was Provost and Vice President of Academic Affairs at Clemson University from 1992 through 1996. Dr. Jennett is a member of the Supervisory Board’s Nominating Committee, Organization and Compensation Committee and Corporate Governance Committee.

      Gary L. Neale, 64, has served as a Supervisory Director of the Company since April, 1997. He is currently President, CEO and Chairman of the Board of NiSource, Inc., whose primary business is the transportation and distribution of natural gas and generation and distribution of electricity. Mr. Neale has served as a director of NiSource, Inc. since 1991, a director of Northern Indiana Public Service Company since 1989 and a director of Modine Manufacturing Company (heat transfer products) since 1977. Mr. Neale is Chairman of the Supervisory Board’s Corporate Governance Committee and a member of the Organization and Compensation Committee.

      Marsha C. Williams, 52, has served as a Supervisory Director of the Company since April, 1997. Since August, 2002, she has served as Executive Vice President and Chief Financial Officer of Equities Office Properties Trust, a public real estate investment trust that is an owner and manager of office buildings. From May, 1998, to August, 2002, she served as Chief Administrative Officer of Crate & Barrel, a specialty retail company. Prior to that, she served as Vice President and Treasurer of Amoco Corporation from December, 1997 to May, 1998, and Treasurer from 1993 to 1997. Ms. Williams is a director of Selected Funds, Davis Funds and Modine Manufacturing Company (heat transfer products). Ms. Williams is Chairman of the Supervisory Board’s Audit Committee and a member of the Corporate Governance Committee.

Supervisory Directors to Continue in Office with Terms Expiring in 2006:

      Gerald M. Glenn, 61, has served as Chairman of the Supervisory Board of the Company since April, 1997. He has been President and Chief Executive Officer of Chicago Bridge & Iron Company since May, 1996 and has been a Managing Director of Chicago Bridge & Iron Company B.V. since March, 1997. Since April, 1994, Mr. Glenn has been a principal in the Glenn Group LLC. From November, 1986 to April, 1994, he served as Group President-Fluor Daniel, Inc.

      Vincent L. Kontny, 66, has served as a Supervisory Director of the Company since April, 1997. He retired in 2002 as Chief Operating Officer of Washington Group International (serving in such position since April, 2000), which filed a petition under Chapter 11 of the U.S. Bankruptcy Code on May 14, 2001. Since 1992 he has been the owner and CEO of the Double Shoe Cattle Company. Mr. Kontny was President and Chief Operating Officer of Fluor Corporation from 1990 until September, 1994. Mr. Kontny is Chairman of the Supervisory Board’s Organization and Compensation Committee and is a member of the Audit Committee and Corporate Governance Committee.

      L. Richard Flury, 56, has served as a Supervisory Director of the Company since May 8, 2003 and was consultant to the Supervisory Board from May, 2002 to May, 2003. He retired from his position as Chief Executive, Gas and Power for BP plc on December 31, 2001, which position he had held since June, 1999. Prior to the integration of Amoco and BP, which was announced in August, 1998, he served as Executive Vice

President of Amoco Corporation with chief executive responsibilities for the Exploration and Production sector from January, 1996 to December, 1998. He also served in various other executive capacities with Amoco since 1988. He is a director of the Questar Corporation. He is a member of the Audit Committee, the Nominating Committee and the Corporate Governance Committee.

COMMITTEES OF THE SUPERVISORY BOARD

Audit Committee

      The Audit Committee is composed of a minimum of three members of the Supervisory Board who satisfy the independence requirements required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules adopted thereunder and the listing standards of the New York Stock Exchange, in effect from time to time. The current members of the Audit Committee are Ms. Williams (chairman) and Messrs. Ballengee, Flury and Kontny. The Audit Committee functions under a charter which is attached to this proxy statement as Exhibit A and can also be accessed through our website, www.cbiepc.com. The Supervisory Board has determined that Ms. Williams, Chairman of the Audit Committee, meets the definition of “audit committee financial expert”, as such term is defined under the rules of the Securities and Exchange Commission (the “SEC”). The Supervisory Board has also determined that Ms. Williams and Messrs. Ballengee, Flury and Kontny possess the necessary level of financial literacy required to enable them to serve effectively as Audit Committee members. No Audit Committee member serves on more than three audit committees of public companies. We maintain an Internal Audit Department to provide the Audit Committee and management with ongoing assessments of our system of internal controls.

      The Audit Committee met four times during 2003. Its primary duties and responsibilities include assisting the Supervisory Board in overseeing:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent accountants’ qualifications and independence;

•	the performance of our independent public accountants and our internal audit function; and

•	our system of disclosure and internal controls regarding finance, accounting, legal compliance and ethics.

It also has responsibility for:

•	the nomination, evaluation, retention and dismissal of our independent accountants; and

•	pre-approval of all auditing services and allowable non-audit services provided to us by our independent accountants.

See “Item 9 — Appointment of Our Independent Public Accountants” below.

      The Audit Committee has established a toll-free number, (866) 235-5687, whereby interested parties may report concerns or issues regarding the Company’s accounting or auditing practices to the Audit Committee.

Report of the Audit Committee of the Supervisory Board of Chicago Bridge & Iron Company N.V.

      The following is the report of the Audit Committee with respect to our audited financial statements for the year ended December 31, 2003:

      The Supervisory Board of Directors has adopted for the Audit Committee a written charter, a copy of which is attached as Exhibit A.

      We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2003.

      We have discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      We have received and reviewed the written disclosures and the letter from the independent public accountants required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the public accountants their independence. The Audit Committee has also reviewed the non-audit services provided by Deloitte & Touche LLP, as described in Item 9 below and considered whether the provision of those services was compatible with maintaining Deloitte & Touche’s independence.

      Based on the reviews and discussions referred to above, we recommend to the Supervisory Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Members of the Audit Committee:

Marsha C. Williams (Chairman)
Jerry H. Ballengee
L. Richard Flury
Vincent L. Kontny

Organization and Compensation Committee

      The Organization and Compensation Committee is composed of a minimum of three members of the Supervisory Board who satisfy the independence requirements required by the Exchange Act, the rules adopted thereunder and the listing standards of the New York Stock Exchange, in effect from time to time. The current members of the Organization and Compensation Committee are Messrs. Kontny (chairman), Jennett, Neale and Simpson. The Organization and Compensation Committee functions under a charter which can be accessed through our website, www.cbiepc.com.

      The Organization and Compensation Committee met four times in 2003. Its primary duties and responsibilities include the following:

•	establishment of compensation philosophy, strategy and guidelines for our executive officers and senior management;

•	administration of our long-term and short-term incentive plans;

•	evaluation and approval of corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluation of the Chief Executive Officer’s performance in light of those goals and objectives and setting the Chief Executive Officer’s compensation level based on this evaluation; and

•	preparation of the compensation committee report on executive compensation to be included in the proxy statement.

Nominating Committee

      The Nominating Committee is composed of a minimum of three members of the Supervisory Board who satisfy the independence requirements required by the Exchange Act, the rules adopted thereunder and the listing standards of the New York Stock Exchange, in effect from time to time. The current members of the Nominating Committee are Messrs. Ballengee (chairman), Flury and Jennett. The Nominating Committee functions under a charter which can be accessed through our website, www.cbiepc.com.

      The Nominating Committee met three times during 2003. Its primary duties and responsibilities include:

•	identification, review, recommendation and assessment of nominees for election as members of the Supervisory Board;

•	recommendation of the structure and composition of the standing committees of the Supervisory Board;

•	development, review and recommendation to the Supervisory Board regarding our corporate governance guidelines;

•	recommendation to the Supervisory Board of policies and practices regarding the operation and performance of the Supervisory Board; and

•	review of conflicts or potential conflicts of interest to ensure compliance with our Code of Ethics and Business and Legal Compliance Policy and making recommendations to the Supervisory Board concerning the granting of waivers.

      Although the Nominating Committee has not established any specific minimum qualifications to be met by a nominee to be a member of the Supervisory Board, it assesses such factors as independence, judgment, business experience, knowledge of our core business, international background and particular skills to enable a board member to make a significant contribution to the Supervisory Board, CB&I and our shareholders. Set forth in Appendix I to the Charter of the Nominating Committee (“Appendix I”) are relevant criteria and characteristics which may be considered in identifying nominees to be a member of the Supervisory Board, including:

•	CEO, COO or running a significant division of a public company;

•	knowledge of our core business, including contracting, energy, building materials (steel) and chemical;

•	knowledge of international business;

•	financial, liability/equity management and human relations skills; and

•	independent, as defined in the standards set forth in our Corporate Governance Guidelines.

      The Nominating Committee identifies nominees by conducting its own searches primarily based on personal knowledge and recommendations of other members of the Supervisory Board and our management. Nominees are evaluated by the Committee as a whole with reference to Appendix I. The Nominating Committee does not solicit director nominees but will consider and evaluate shareholder recommendations that meet the criteria set forth in Appendix I in the same manner as it evaluates other potential nominees. Recommendations should be submitted in writing and addressed to the Chairman of the Nominating Committee, c/o Walter G. Browning, Secretary, Chicago Bridge & Iron Company N.V., Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands.

Corporate Governance Committee

      The Corporate Governance Committee is composed of all the non-management members of the Supervisory Board. The current members of the Corporate Governance Committee are Messrs. Neale (chairman), Ballengee, Flury, Jennett, Kontny and Simpson and Ms. Williams. The Corporate Governance Committee functions under a charter which can be accessed through our website, www.cbiepc.com.

      The Corporate Governance Committee met three times during 2003. Its primary duties and responsibilities include the following:

•	oversight of the evaluation of the performance of the Supervisory Board and management; and

•	review of policies and practices of management in the areas of corporate governance and corporate responsibility.

      The Corporate Governance Committee provides an opportunity for the non-management members of the Supervisory Board to meet in regularly scheduled executive sessions for open discussion without management. The Chairman of the Corporate Governance Committee, Gary L. Neale, presides at these meetings. We have established a toll-free number, (866) 235-5687, whereby interested parties may contact non-management directors. Calls to this number for non-management directors will be relayed directly to the Chairman of the Audit Committee who will forward it to the appropriate member.

Information Regarding Meetings

      The Supervisory Board held five meetings in 2003. Each of the Supervisory Directors attended at least 75% of the meetings of the Supervisory Board and of all committees of which he or she was a member. We expect that each member of the Supervisory Board will attend the Annual General Meeting. Last year, all members of the Supervisory Board attended the Annual General Meeting.

COMMON SHARE OWNERSHIP BY CERTAIN

PERSONS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

      The following table sets forth certain information with respect to each person (other than our management) known to us to be the beneficial owner of more than 5% of our issued common shares (based on 47,128,879 shares outstanding as of April 1, 2004).

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class

Strong Capital Management, Inc.(1)	3,966,555	8.4%
100 Heritage Reserve, Menomonee Falls, WI 53051

(1)	Information derived from a Schedule 13G dated February 16, 2004 filed by Strong Capital Management, Inc.; according to such filing it had shared power to vote 3,919,895 shares and shared power to dispose of 3,966,555 shares.

Security Ownership of Our Management

      The following table sets forth certain information regarding common shares beneficially owned on March 1, 2004 by each Supervisory Director and each nominee to be a Supervisory Director, each named executive officer and by all directors and executive officers as a group.

Name of	Number of	Percentage of
Beneficial Owner	Shares Owned(1)	Shares Owned(2)

Gerald M. Glenn	1,781,810	3.8%
Philip K. Asherman	69,957	*
David P. Bordages	23,767	*
Stephen P. Crain	179,448	*
Richard E. Goodrich	88,064	*
Robert B. Jordan	284,598	*
Samuel C. Leventry	35,124	*
Jerry H. Ballengee	27,644	*
J. Charles Jennett	21,200	*
Vincent L. Kontny	19,200	*
Gary L. Neale	19,200	*
L. Donald Simpson	19,200	*
Marsha C. Williams	21,200	*
L. Richard Flury	6,200	*
All directors, nominees for directors and executive officers as a group (16 in number)	2,618,106	5.6%

*	Beneficially owns less than one percent of our outstanding common shares.

(1)	Shares deemed beneficially owned include (i) shares held by immediate family members, (ii) shares that can be acquired through stock options exercised through May 13, 2004, (iii) shares subject to a vesting schedule, forfeiture risk and other restrictions, including restricted share units for which the participant has voting rights on the underlying share, and, (iv) in the case of Mr. Glenn, 1,242,676 shares originally allocated to him under a management stock plan as to which he has fully vested rights to future delivery of the shares upon the earlier of termination of employment or a “change of control”.

(2)	For purposes of this table, a person is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after that date. For purposes of computing the percentage of outstanding shares held by each person named above on a given date, any shares that the person or persons have the right to acquire within 60 days after such date is not deemed to be outstanding for the purposes of computing the percentage ownership of that or any other person.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Supervisory Directors, executive officers and persons who own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership of common shares (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. Supervisory Directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all such forms that they file.

      To our knowledge, based solely on our review of the copies of such reports received by us and on written representations by certain reporting persons that no reports on Form 5 were required, we believe that during the year ended December 31, 2003, our Supervisory Directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements applicable to them, except Messrs. Flury, Jennett, Neale and Crain, who did not report in a timely fashion on Form 4 one transaction during 2003.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth the cash and non-cash compensation for each of the last three years awarded to or earned by the chief executive officer and our four other most highly compensated executive officers.

					Long Term Compensation

		Annual Compensation			Awards		Payouts

(a)	(b)	(c)	(d)	(e)	(f)	(g)
				Other	Restricted	Securities	(h)	(i)
				Annual	Stock	Underlying	LTIP	All Other
		Salary	Bonus	Compensation	Award(s)	Options/SARs	Payouts	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(# Shares)	($)	($)(4)

Gerald. M. Glenn, Chairman of the	2003	632,501	800,000	—	—	103,885	205,640	112,109
Supervisory Board; President, Chief	2002	575,000	600,000	—	—	174,128	292,717	94,785
Executive Officer and Chairman of	2001	500,000	450,000	102,800	204,490	6,760	292,829	57,830
Chicago Bridge & Iron Company; and Managing Director of Chicago Bridge & Iron Company B.V.
Stephen P. Crain, President —	2003	267,750	215,000	—	—	24,283	49,905	41,448
Western Hemisphere Operations	2002	253,800	190,000	—	—	39,852	65,807	35,247
of Chicago Bridge & Iron Company	2001	238,924	130,000	84,200	64,450	1,480	65,833	20,561
Robert B. Jordan, Executive Vice	2003	400,001	415,000	—	—	47,452	82,754	67,886
President and Chief Operating	2002	365,000	350,400	—	—	84,704	117,767	51,917
Officer of Chicago Bridge & Iron	2001	330,749	200,000	84,000	90,450	5,220	117,813	28,877
Company; and Managing Director of Chicago Bridge & Iron Company B.V.
Richard E. Goodrich, Executive	2003	270,001	220,000	—	—	27,639	10,955	42,456
Vice President and Chief Financial	2002	245,500	200,000	—	—	29,380	15,588	33,207
Officer of Chicago Bridge &	2001	197,307	122,765	63,718	—	346	15,594	21,563
Iron Company; and Managing Director of Chicago Bridge & Iron Company B.V.
Philip K. Asherman, Executive	2003	280,001	270,000	—	—	30,872	—	44,600
Vice President and Chief Marketing	2002	262,500	200,000	—	—	40,434	—	34,500
Officer of Chicago Bridge & Iron	2001	145,000	80,000	—	546,625	36,258	—	11,062
Company; and Managing Director of Chicago Bridge & Iron Company B.V.

(1)	Bonus amounts include payments under the Incentive Plans (See “Organization and Compensation Committee Report on Executive Compensation”).

(2)	Persons for whom no amount is reported did not receive personal benefits, the value of which exceeded the lesser of $50,000 or 10% of their annual salary and bonus.

(3)	Restricted stock awards or units are valued at the closing price on the date of grant. Participants receive dividends on the grants reported in this column. The number and value of the aggregate restricted share holdings at the end of the last completed fiscal year, based on the NYSE composite closing price of $28.90/share on December 31, 2003 for each named executive officer who held such shares are: Gerald M. Glenn, 4,929, $142,450; Stephen P. Crain, 1,553, $44,880; Robert B. Jordan, 2,180, $63,000; and Philip K. Asherman, 17,500, $505,750.

(4)	The compensation reported for 2003 represents (a) contributions pursuant to the Chicago Bridge & Iron Savings Plan (the “401(k) Plan”) allocated to the executive officer’s account, (b) the cost of allocations to each executive officer’s account in a benefit restoration plan (described under the caption “Pension and other retirement benefits”) for allocations pursuant to the 401(k) Plan which otherwise exceed the maximum limit imposed upon such plan by the Internal Revenue Code of 1986, as amended (the “Code”) and (c) dividends paid on restricted share units. For 2003, those three amounts, expressed in the same order identified above, for each named executive officer are as follows: Gerald M. Glenn

$18,000, $92,925, $1,184; Stephen P. Crain $18,000, $23,198, $250; Robert B. Jordan $18,000, $49,536, $350; Richard E. Goodrich $18,000, $24,300, $156; Philip K. Asherman, $18,000, $25,200, $1,400.

Employee Stock Purchase Plan

      We have adopted a broad-based employee stock purchase plan (the “Stock Purchase Plan”) intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to the Stock Purchase Plan, each employee, including executive officers, electing to participate is granted an option to purchase shares on a specified future date at 85% of the fair market value of such shares on the date of purchase. During specified periods preceding such purchase date, a percentage of each participating employee’s after-tax pay is withheld and used to purchase as many shares as such funds allow at the discounted purchase price.

Long-Term Compensation

      The Company’s subsidiary, Chicago Bridge & Iron Company, a Delaware corporation (“Chicago Bridge”), has adopted the Chicago Bridge & Iron 1997 Long-Term Incentive Plan (the “1997 Incentive Plan”) and the Chicago Bridge & Iron 1999 Long-Term Incentive Plan (the “1999 Incentive Plan” and, together with the 1997 Incentive Plan, the “Incentive Plans”). The Incentive Plans are so-called “omnibus” plans which provide long-term compensation in the form of non-qualified options to purchase shares; qualified “incentive” options to purchase shares; restricted shares; restricted share units; “performance shares” paying out a variable number of shares depending on goal achievement; and “performance units,” which involve cash payments based on either the value of the shares or appreciation in the price of the shares upon achievement of specific financial goals.

Options and Stock Appreciation Rights

      The following tables summarize option grants and exercises pursuant to the Incentive Plans during the year 2003 to and by the executive officers named in the Summary Compensation Table above (the “named executive officers”), and the value of the options held by such persons at the end of 2003.

Option/ SAR Grants in Last Fiscal Year

					Grant Value
Individual Grants					Date

(a)	(b)		(d)	(e)	(e)
	Number of	(c)
	Securities	% of Total
	Underlying	Options/SARs			Grant Date
	Options/SARs	Granted to	Exercise or		Present
	Granted	Employees in	Base Price	Expiration	Value
Name	(# Shares)(1)	Fiscal Year	($/Share)	Date	($)(2)

Gerald M. Glenn	5,016	1.26%	15.32	2/13/13	27,540
	1,971	0.49%	15.00	2/22/13	10,560
	96,898	24.28%	14.80	2/27/13	526,160
Stephen P. Crain	1,217	0.31%	15.32	2/13/13	6,680
	621	0.16%	15.00	2/22/13	3,330
	22,445	5.62%	14.80	2/27/13	121,880
Robert B. Jordan	2,018	0.51%	15.32	2/13/13	11,080
	872	0.22%	15.00	2/22/13	4,670
	44,562	11.17%	14.80	2/27/13	241,970
Richard E. Goodrich	267	0.07%	15.32	2/13/13	1,470
	27,372	6.86%	14.80	2/27/13	148,630
Philip K. Asherman	27,372	6.86%	14.80	2/27/13	148,630
	3,500	0.88%	23.13	7/1/13	31,750

(1)	The options which expire on February 27, 2013, vest in four equal annual installments beginning February 27, 2005. All other options vest in seven years but may vest in three years from the date of grant if the holder has held continuously until such date shares awarded as performance shares or shares granted as restricted shares for which restrictions have lapsed.

(2)	The estimated grant date present value reflected in the previous table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the previous table include the following:

Exercise prices on the options of $15.32, $15.00, $14.80 and $23.13 for the February 13, February 22, February 27, and July 1, grants, respectively, equal to the fair market value of the underlying shares on the date of grant.

An option term of 10 years on all grants.

Interest rates of 3.90%, and 3.98% that represent the interest rate on a U.S. treasury security on the date of grants in February and July, respectively, with a maturity date corresponding to that of the option terms.

Volatilities of 42.44% and 41.70% calculated using daily stock prices for the three-year period prior to the grant dates.

Dividends at the rate of $0.16 per share representing the annualized dividends paid with respect to a share at the dates of each option grant.

Reductions of approximately 11.1% for the February 27 grant and 13.52% and 11.53%, for the February and July grants, respectively, to reflect the probability of forfeiture due to termination prior to vesting, and approximately 15.07% for the February 27 grant and 14.63% and 15.13% for the February and July grants, respectively, to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

      The ultimate values of the options will depend on the future market price of the Company’s shares, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company’s shares over the exercise price on the date the option is exercised.

Aggregated Option/ SAR Exercises in Last Fiscal Year

and FY-End Option/ SAR Values

			Number of Securities
			Underlying	Value of Unexercised
			Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
			FY-End (#)	FY-End ($)
(a)	(b)
	Shares	(c)	(d)	(e)
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise (#)	Realized($)	Unexercisable	Unexercisable(1)

Gerald M. Glenn	427,142	5,976,402	504,518/276,348	10,212,986/4,284,381
Stephen P. Crain	42,400	898,382	175,399/63,944	3,555,994/991,813
Robert B. Jordan	146,868	2,910,695	280,809/139,096	5,719,999/2,172,929
Richard E. Goodrich	12,000	213,750	84,649/53,286	1,726,449/786,567
Philip K. Asherman	0	0	45,492/62,073	664,756/883,668

(1)	Value is based on the NYSE composite closing price of $28.90 per share on December 31, 2003.

Incentive Plans — Performance Share Awards in Last Year

      In 2003, under the Incentive Plans, target awards were allocated one-third for each year. Target awards are subject to adjustment based upon measurement of earnings per share for each year in which the measurement of performance is made.

			Estimated Future Payouts Under
			Non-Stock
			Price-Based Plans

(a)		(c)	(d)	(e)	(f)
	(b)	Performance
	Number of	or Other
	Shares, Units	Period Until
	Or Other	Maturation	Threshold	Target	Maximum
Name	Rights (#)	or Payout	($ or #)	($ or #)	($ or #)

Gerald M. Glenn	29,899	2003	4,983	9,966	14,949
		2004	4,983	9,966	14,949
		2005	4,983	9,966	14,949
Stephen P. Crain	6,926	2003	1,154	2,309	3,463
		2004	1,154	2,309	3,463
		2005	1,154	2,309	3,463
Robert B. Jordan	13,750	2003	2,292	4,583	6,875
		2004	2,292	4,583	6,875
		2005	2,292	4,583	6,875
Richard E. Goodrich	8,446	2003	1,408	2,815	4,223
		2004	1,408	2,815	4,223
		2005	1,408	2,815	4,223
Philip K. Asherman	8,446	2003	1,408	2,815	4,223
		2004	1,408	2,815	4,223
		2005	1,408	2,815	4,223

      Actual performance against the performance goal for the year ended December 31, 2003 has been determined and the shares earned have been allocated. (“See Summary Compensation Table — LTIP Payouts”).

Pension and Other Retirement Benefits

      Effective January 1, 1997, the Company adopted the Chicago Bridge & Iron Savings Plan (the “401(k) Plan”), a tax qualified defined contribution pension plan for eligible employees, including, but not limited to, the named executive officers. Such plan consists of a typical voluntary pretax salary deferral feature under Section 401(k) of the Code; a dollar-for-dollar Company matching contribution applicable to such employee deferrals up to 3% of a participating employee’s considered earnings; a basic additional Company contribution of 5% of each participating employee’s considered earnings; and an additional discretionary Company profit-sharing contribution. The 401(k) Plan provides that the Company may, at the discretion of management, make certain of its matching contributions or additional discretionary profit sharing contributions in a uniform manner in the form of either cash or shares.

      The Code limited the compensation used to determine benefits under the 401(k) Plan to $200,000 for 2003. Chicago Bridge adopted the Chicago Bridge & Iron Company Excess Benefit Plan through which it contributes benefits which would be paid under the 401(k) Plan in the absence of the Code limit. Such contributions are paid into a trust, with an independent trustee, established for this purpose.

Termination And Employment Agreements

      The Organization and Compensation Committee has authorized the Company to enter into change of control severance agreements with our executive officers. Each agreement provides that upon the executive’s termination of employment with the Company by the Company without “cause,” or by the executive with “good reason,” within three years following a “Change of Control,” the executive will be entitled to a lump sum payment of three times the sum of his annual base salary plus target bonus. The executive will also be entitled to a continuation of medical and other benefits for a three-year period after termination of employment, payment of deferred compensation (to the extent not paid upon the “Change of Control”), payment of unvested plan benefits, and Company-provided outplacement services.

      In addition, upon a “Change of Control,” the executive will be entitled to preservation of salary, bonus, retirement, welfare and fringe benefits at levels not less than immediately before the “Change of Control,” and will generally be entitled to receive upon the “Change of Control,” without regard to termination of employment, a payment of minimum pro-rata target bonus, vesting in options, restricted shares and performance shares, and an immediate lump sum cash payment of the value of all performance shares, assuming achievement of target performance goals.

      The agreements provide that the Company will pay an amount necessary to reimburse each employee, on an after-tax basis, for any excise tax due under Section 4999 of the Code as a result of such payment being treated as a “parachute payment” under Section 280G of the Code. The Company will also reimburse the executive’s costs incurred to obtain benefits under the agreements as long as the executive had a reasonable basis for the action or was acting in good faith. The Company must maintain a letter of credit and escrow in force to secure this obligation for legal fee reimbursement. The agreements impose a confidentiality obligation on each executive during employment and after termination of employment, and subjects the executive to a noncompetition covenant during employment and for one year following termination (regardless whether there is a “Change of Control”).

      For purposes of these agreements, “cause” includes conviction of a felony or of a crime involving moral turpitude, or willful misconduct or breach of the agreement that results in material financial detriment to the Company, but cause does not include negligence, actions taken in good faith, actions indemnifiable by the Company, or known to the Company for more than a year before the purported termination. “Good reason” for termination generally includes any adverse changes in the executive’s duties, title, reporting requirements or responsibilities; failure by the Company to provide the compensation, bonus and other payments and plan and fringe benefits and perquisites contemplated by the agreement; and relocation without consent to an office more than 50 miles from the executive’s current office. However, with respect to the “Change of Control” occurring upon consummation of our acquisition of Howe-Baker International, L.L.C. (the “HBI Transaction”), our acquisition of the assets of certain divisions of Pitt-Des Moines, Inc. ( the “PDM Transaction”) and subsequent related share transfers, “good reason” does not include failure to provide minimum bonus but only failure to provide minimum bonus opportunity, and does not include failure to provide each plan and fringe benefit and perquisite but only benefits and perquisites of equivalent value in the aggregate. For Mr. Glenn, “good reason” includes his resignation for any reason during a 60-day period beginning 30 days after the closing of a “Major Change of Control.” The HBI Transaction, the PDM Transaction and subsequent related share transfers were not a “Major Change of Control” for such purpose. In all other respects, Mr. Glenn’s agreement is identical to that of the other executive officers.

      Under the agreements, “Change of Control” generally is defined as the acquisition by any person or group of 25% (50% to be a “Major” change) or more of the beneficial interest in the equity of the Company; failure of the current Supervisory Board (and members nominated by at least 75% of the then-current Supervisory Board members) to comprise at least 50% of the Supervisory Board; Supervisory Board or shareholder approval of a merger or reorganization or consolidation resulting in less than 75% (50% to be a “Major” change) continuing ownership by the pre-merger shareholders; or Supervisory Board or shareholder approval of any transaction as a result of which the Company does not own at least 70% of Chicago Bridge, or Chicago Bridge does not own at least 75% of its subsidiary, Chicago Bridge & Iron Company (Delaware).

Compensation of Directors

      Members of the Supervisory Board who are not employees of the Company received in 2003 an annual retainer of $25,000, paid in quarterly installments, $1,500 for attendance at each Supervisory Board meeting, and a grant of 2,200 units or shares of restricted shares which vest after one year. Members of the Supervisory Board who are chairmen of Supervisory Board committees receive an additional annual retainer of $5,000. Those who serve on Supervisory Board committees received $1,000 for each committee meeting attended. Members of the Supervisory Board may elect to receive their compensation in common shares and may elect to defer their compensation. In addition, a member of the Supervisory Board may direct that up to 8% of his or her director’s fees be applied to purchase shares at 85% of the closing price per share on the New York Stock Exchange on the first trading day following the end of each calendar quarter. Shares are delivered either at the time of purchase or at a specified future date. Members of the Supervisory Board who are full-time employees of the Company receive no compensation for serving as members of the Supervisory Board.

Certain Transactions

      Several of our executive officers are indebted to the Company pursuant to Senior Executive Relocation Loan agreements entered into in 2001 and generally maturing in 2005 in connection with the move of our administrative offices to The Woodlands, Texas, as follows:

		Largest Amount	Amount
		Outstanding Since	Outstanding as of
Name	Position	January 1, 2003	March 1, 2004	Interest Rate

Gerald M. Glenn	President, Chief Executive Officer & Chairman	$3,000,000	$3,000,000	0%
Stephen P. Crain	President-Western Hemisphere Operations	$700,000	$700,000	0%
Robert B. Jordan	Executive Vice President and Chief Operating Officer	$700,000	$700,000	0%
Robert H. Wolfe	Vice President, General Counsel and Secretary	$700,000	$700,000	0%

ORGANIZATION AND COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

TO OUR SHAREHOLDERS

Committee Role In Overseeing Executive Compensation Policy

      Our Organization and Compensation Committee (the “Committee”) consists of four independent members of the Supervisory Board. None of the Committee’s members are our current or former employees or have any “interlocking relationships” for purposes of the proxy disclosure rules(1) of the United States Securities and Exchange Commission (SEC).

      A primary role of the Committee is to determine and oversee the administration of compensation programs for the Company’s executive officers. The Committee approves the design of, assesses the effectiveness of, and administers, reviews and approves all salary arrangements and other remuneration for executive officers. The Committee evaluates executive performance in reviewing and approving executive compensation.

      The Committee made certain compensation decisions for 2003 as described below.

Compensation Philosophy

      The Company is committed to increasing shareholder value by profitably growing our business in the global marketplace. The Committee seeks to ensure that our compensation policies and practices are used effectively to support the achievement of the Company’s short- and long-term business objectives.

      Our overall compensation philosophy is to remain competitive with comparable companies while focusing on performance-based compensation. This philosophy is premised on the fact that the Company must compete with a wide variety of construction, engineering, heavy industrial and related firms in order to attract

(1)	The relevant SEC rule, Item 402(j) of Regulation S-K does not define the term “interlocking relationship.”

and develop a pool of talented employees. The philosophy also acknowledges the need to focus employees on financial performance. Our compensation philosophy includes the following factors:

•	Programs that will attract new talent and retain key people;

•	Competitive pay with significant focus on incentive compensation;

•	Equity compensation for top managers to motivate value creation for all shareholders; and

•	Plans with a higher percentage of pay “at-risk” (based on performance) than typical marketplace practices.

      In evaluating competitive practices, we consider competitive market data provided by an independent compensation consultant. The data provided compares our compensation practices to a group of similar size “comparator” companies. These companies generally have national and international business operations and a majority of them are direct competitors in the engineering, procurement and construction field. The comparator group also includes manufacturing and service companies operating in the same geographic areas and competing for management employees in the same areas of expertise as we do. The Committee reviews and approves the selection of comparator companies based on its assessment of the comparability of these factors and other relevant criteria such as company size and performance.

      The companies chosen for the comparator group used for compensation purposes generally are not the same companies which comprise the peer group index in the Performance Graph included in this Proxy Statement. Considering the factors described above, the Committee believes that our most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established for comparing shareholder returns.

      The four key elements of our executive compensation are base salary, annual incentives, long-term incentives, and benefits. These key elements are addressed separately below. In determining appropriate compensation levels and design practices, the Committee considers all elements of an executive officer’s total compensation package.

Base Salaries

      The Committee regularly reviews executive officer’s base salary. Base salaries for executive officers are initially determined by evaluating the executives’ level of responsibility, prior experience, breadth of knowledge, internal equity within the Company, and external competitive pay practices.

      Base salaries provide the underlying level of compensation security to executives and allow us to attract competent executive talent and maintain a stable management team. Base salary increases allow executives to be rewarded for individual performance based on our evaluation process. Base salary increases for individual performance also reward executives for achieving goals that may not be immediately evident in common financial measurements.

      Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Committee considers the executive’s efforts in promoting our values; safety; continuing educational and management training; improving quality; developing strong relationships with clients, suppliers, and employees; demonstrating leadership abilities among coworkers; and other goals.

      Base salaries are targeted at approximately the median of the compensation data supplied by an outside consultant on the comparator companies. Overall, executive salaries were increased in 2003 at a rate comparable to the increases provided at other companies and are near median market levels. Salaries of individual executives may be greater or less than the median of salaries of their counterparts at comparator companies, due to differences in individual performance, experience and knowledge, and the Committee’s comparison of the responsibilities of the position with the responsibilities of similar positions at comparator companies.

      For 2003, Mr. Glenn received an increase in his rate of base salary to $632,500, or an increase of 10.00% from his 2002 base rate of $575,000 per year. This increase was based on an evaluation of Mr. Glenn’s performance in leading the organization, considered in light of the above-described factors and individual performance goals set for him by the Committee as well as competitive market data. At his current salary, Mr. Glenn’s pay is at the median of our comparator group.

Annual Incentives

      We adopted an Incentive Compensation Plan (the “Bonus Plan”) which took effect in 1997, and was revised in 1999. The Bonus Plan is an annual short-term cash incentive plan covering a group consisting of the executive officers and other designated key management employees. The Bonus Plan is based on our annual operating plan, arrived at as a result of discussion and analysis of the business plans within our principal operating subsidiaries. Payment of bonuses is based on attaining specific corporate-wide financial and non-financial goals approved by the Committee, and other factors described below, and is payable following the end of the fiscal year. The goals are set from year to year at the beginning of each year (subject to modifications relating to extraordinary events), upon management’s recommendation and approval by the Committee.

      At the beginning of each year, a target bonus, generally expressed as a percent of salary, is established for each participating employee based on position and responsibilities. The amount of the bonus earned is based on the achievement of three factors: corporate goals, a participant’s designated business unit performance goals, if any, and individual performance goals. A total bonus pool, based on the achievement of the corporate goals and recommendations submitted by management regarding business unit and individual performance and which could range from 0% to 200% of the aggregate amount of bonuses that could be paid, is approved by the Committee. Bonuses are paid to participants based upon their individual target opportunities, subject to the discretion of the Committee to reduce any bonus otherwise determined pursuant to the Bonus Plan. The individual performance portion of Mr. Glenn’s bonus is determined by the Committee.

      For 2003, Mr. Glenn and the other executive officers received bonus payments pursuant to the Bonus Plan. Mr. Glenn’s bonus payment was above his target bonus and reflects the achievement of the corporate financial goal for 2003. In 2003, Mr. Glenn’s annual bonus payment represented 126.5% of his base salary, and could have ranged from 0% to 200% of his base salary depending on goal achievement. Mr. Glenn’s bonus is somewhat above the median of annual incentive compensation paid to other executives at comparator companies for 2003. The amount of Mr. Glenn’s bonus was determined by the Committee based on a combination of the degree of achievement of the corporate goals, as applied to all Bonus Plan participants, and the achievement of individual goals set for Mr. Glenn in areas including but not limited to leadership, initiatives for new business development, integration of acquired businesses, management development of the other Company executives, and development and execution of strategic initiatives.

Long-Term Incentives

      In keeping with our commitment to provide a total compensation package that favors at-risk components of pay, long-term incentives traditionally have comprised a significant portion of an executive’s total compensation package. The Committee’s objective is to provide executives with long-term incentive award opportunities that are at or above the median of comparator companies, with the actual realization of the opportunity dependent on the degree of achieving the financial performance or other conditions of the award and the creation of long-term value for shareholders. As a key element of this objective, it is the desire of the Committee to encourage continued executive ownership of incentive award stock in order to align their long-term interests with those of other shareholders.

      Long-term incentives are provided pursuant to our Long-Term Incentive Plan (“Incentive Plan”), which has been approved by shareholders. In 1999, we adopted and our shareholders approved a new Incentive Plan. When awarding long-term incentives, the Committee considers executives’ levels of responsibility, prior experience, historical award data, various performance criteria, and compensation practices at comparator companies. The Incentive Plan permits the award of qualified or nonqualified stock options, restricted stock, and performance shares. The long-term incentives awarded in 2003 were nonqualified stock options, performance shares and restricted stock

      Stock options are granted under the Incentive Plan at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options generally have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of shareholder value over the long term, identification with shareholders’ interests, and encourages equity ownership in the Company. In February, 2003, the Committee received and reviewed a report from an outside consultant assessing the design and competitiveness of compensation programs for the Company’s senior management positions, and granted annual awards of stock options to senior executives under the Incentive Plan. These awards become exercisable at a rate of 25% per year beginning one year from the date of grant. In order to provide employees with an incentive to retain ownership of vested shares acquired from prior restricted stock or performance share grants, the Committee approved in 1999 a program, pursuant to the Incentive Plan, to grant nonqualified stock options (“retention options”) upon the vesting of performance shares or restricted stock. Retention options cover 40% of the shares that vest under such awards. The retention options become vested and exercisable on the seventh anniversary of date of grant. However, this vesting and exercisability is accelerated to the third anniversary of date of grant, if the participant still retains ownership of 100% of the vested shares in connection with which the retention options have been awarded.

      Performance shares are granted under the Incentive Plan subject to specific Company performance goals set by the Committee and made a part of each participant’s grant, to be achieved over a defined performance period. Performance against goal determines the number of performance shares actually earned and issued to a participant. Accordingly, performance shares are issued and the award has value only to the extent the performance goals are achieved. Performance goals are generally set to achieve the same objectives of creation of long-term shareholder value as in the case of stock options, with an additional focus on specific financial performance goals.

      During 2003, participants were granted a “target” number of performance shares to be earned based on the three-year compound growth of Company earnings per share (EPS) as compared to 2002 results. Such target performance shares, or a portion thereof ranging from a minimum of 0% to a maximum of 150% of such target, will be earned for each of such years if the compound growth in EPS over 2002 falls at or above a specified range.

      Restricted stock or restricted stock units (“restricted stock”) represent the right of the participant to vest in a share of Common Stock upon lapse of restrictions and upon conditions set by the Committee. Restricted stock is awarded as an incentive for retention and performance of both newly hired and continuing key managers. Such award is subject to forfeiture during the period of restriction. Participants are paid cash amounts corresponding to the time and amount of actual dividends paid on outstanding shares of Common Stock. In 2003, awards of restricted stock were limited to certain newly hired key managers upon their employment and to high potential key managers identified by the executive officers and approved by the Committee. These awards will vest at a rate of 25% of the share units awarded on each of the first four anniversaries of the date of the award.

      In 2003, Mr. Glenn was granted nonqualified stock options to purchase 96,898 shares with an exercise price of $14.80 and a target award of 29,899 performance shares, both of which were granted in accordance with our pay objectives and competitive marketplace practices. Mr. Glenn was also granted retention options to purchase 5,016 shares with an exercise price of $15.32 and 1,971 shares with an exercise price of $15.00. The Committee believes the size and estimated value of the foregoing grants and awards is consistent with the median of comparator companies.

      Mr. Glenn currently owns or has beneficial ownership of 1,781,810 shares of the Common Stock. The Committee believes that this equity interest provides an appropriate link to the interests of shareholders.

      In 2003, the Committee approved and the Company agreed to a change in outstanding long-term incentive arrangements with Mr. Glenn. As a special incentive to performance and the success of the Company in the period during the initial public offering of the Company’s Common Stock by Praxair, Inc., the Company’s former parent, a designated group of management employees, including Mr. Glenn, received from Praxair a grant of shares under the Chicago Bridge & Iron Management Defined Contribution Plan (“Management Plan”). The Management Plan, as amended, and the Company’s agreements with Mr. Glenn, called for Mr. Glenn’s receipt of his Management Plan shares and certain additional restricted shares to occur on April 1, 2004, or upon a change of control or termination of employment, if earlier. After thorough discussion, and considering the advice of its outside consultants and legal counsel, the Committee determined that it was in the best interests of the Company and shareholders that Mr. Glenn retain such share interests for a longer period of time. Accordingly, on May 8, 2003, the Company entered into an agreement with Mr. Glenn whereby receipt of such shares would be deferred until the first business day after his Termination of Employment, or a Change of Control, if earlier.

Benefits

      In general, benefits provide a safety net of protection against financial catastrophes that can result from illness, disability, or death. The benefits we offer to key executives are generally those offered to the general employee population with some variation to promote replacement of benefit opportunities lost to regulatory limits. Data provided to the Committee under a study conducted for it by an outside consultant indicates that the nature and value of the benefits we provide are competitive and in line with those offered by the comparator companies and those within our industry.

Internal Revenue Code 162(m) Considerations

      Section 162(m) of the Code provides that compensation in excess of $1,000,000 annually for any of the five most highly-paid executive officers will not be deductible for purposes of U.S. corporate income taxes unless it is “performance-based” compensation and is paid pursuant to a plan meeting certain requirements of the Code. The Committee’s primary obligation is to promote, recognize and reward performance which increases shareholder value, and accordingly it will continue to rely on performance-based compensation programs which are designed to achieve that goal. The Committee believes that all compensation paid in respect of 2003 and earlier years was deductible, primarily because the aggregate amount of such compensation for each executive officer was below the $1,000,000 threshold under Section 162(m). The Company’s Bonus Plan and 1999 Long-Term Incentive Plan were designed in a form that payments under such plans would qualify as deductible performance-based compensation. Certain compensation pursuant to prior plans in future years may not be deductible to the extent such compensation causes the $1,000,000 threshold to be exceeded for any of Company’s five highest paid executive officers. The Committee intends to give appropriate consideration to the requirements of Section 162(m) in the operation of the Plan and Program, but will also exercise its discretion to determine, according to the best overall interests of the Company, whether to satisfy such requirements.

Conclusion

      The Committee believes these executive compensation policies and programs serve the interests of shareholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company’s overall future success, thereby enhancing the value of the Company for the shareholders’ benefit.

      We will continue to monitor the effectiveness of the Company’s total compensation program to meet the current needs of the Company.

Vincent L. Kontny (Chairman)
Gary L. Neale
Dr. J. Charles Jennett
L. Donald Simpson

STOCK PERFORMANCE CHART

      The Stock Performance Chart below shall not be deemed incorporated by reference by a general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts. There can be no assurance that the common shares performance will continue into the future with the same or similar trends depicted in the graph below. We will not make or endorse any predictions as to future performance of our common shares.

      The chart below compares the cumulative total shareholder return on our common shares from December 31, 1998 to the end of the last year with the cumulative total return on the Dow Jones Heavy Construction Industry Index (“Peer Group Index”) and the Russell 2000 Index for the same period. The comparison assumes $100 was invested in the our common shares, the Peer Group Index and the Russell 2000 Index on December 31, 1998, and reinvestment of all dividends.

COMPARISON OF TOTAL RETURNS

VALUE FOR EACH ONE HUNDRED DOLLARS INVESTED ON DECEMBER 31, 1998

(GAINS IN STOCK PRICE, DIVIDENDS AND REINVESTED DIVIDENDS)

	1998	1999	2000	2001	2002	2003

Chicago Bridge & Iron Company N.V.	100.00	115.04	152.30	228.83	261.06	503.09
Peer Group Index	100.00	105.99	122.13	127.28	105.79	143.08
Russell 2000 Index	100.00	119.59	114.43	115.60	90.65	131.78

ITEM 2

ADOPTION OF ANNUAL ACCOUNTS FOR 2003

      At the Annual Meeting, the shareholders will be asked to authorize the preparation of the annual accounts and annual report in the English language and to adopt the Dutch Statutory Annual Accounts of the Company for the year ended December 31, 2003 (the “Annual Accounts”), as required under Dutch law and our Articles of Association.

      The Annual Accounts are prepared in accordance with Dutch law and International Accounting Standards (“IAS”). However, the Annual Accounts are substantially similar to the financial statements contained in our 2003 Annual Report to Shareholders (the “Annual Report”) accompanying this Proxy Statement, which were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Annual Accounts contain certain disclosures not required under U.S. GAAP. In addition, the Management Report required by Dutch law, substantially similar to the Management’s Discussion and Analysis of Results of Operations and Financial Condition included in the Annual Report, also contains information included in our Annual Report on Form 10-K and other information required by Dutch law. A copy of the Annual Accounts can be accessed through our website, www.cbiepc.com, and may be obtained at our offices at Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands and at the Bank of New York, 620 Avenue of the Americas, New York, New York 10011.

      The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the Annual Accounts.

      THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE ANNUAL ACCOUNTS.

ITEM 3

DISCHARGE OF MEMBERS OF THE MANAGEMENT BOARD AND

THE SUPERVISORY BOARD

      Under Dutch law, the Annual Meeting may discharge the members of the Management Board and the Supervisory Board from liability in respect of the exercise of their management and supervisory duties during the financial year concerned. The discharge is without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.

      It is proposed that the shareholders resolve to discharge the Management Board and the Supervisory Board from liability in respect of the exercise of their management and supervisory duties during 2003.

      The affirmative vote of a majority of the votes cast at the Annual Meeting is required to so discharge the Management Board and the Supervisory Board.

      THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE DISCHARGE OF THE MANAGEMENT BOARD AND SUPERVISORY BOARD FROM LIABILITY FOR 2003.

ITEM 4

DISTRIBUTION FROM PROFITS

      Our Articles of Association provide that the general meeting of shareholders may resolve to make distributions from profits. During 2003, we distributed four quarterly distributions (interim dividends) in cash in anticipation of the final dividend. The interim dividends were distributed on March 31, June 30, September 30 and December 30, each at the rate of $0.04/share for an aggregate interim cash dividend of $0.16.

      During 2003, we also distributed one distribution (interim dividend) in kind in anticipation of the final dividend in the form of one share for each issued share, which distribution to the shareholders was made on February 10, 2003 and the nominal amount of which shares was paid up from our profits.

      We propose that no further distributions be made and that the final dividend for 2003 shall equal the aggregate of the four interim dividends in cash amounting to $0.16 per share and the interim distribution in kind of shares, and that such amounts shall be charged to profits.

      The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the final dividend.

      THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE DISTRIBUTION OF THE FINAL DIVIDEND.

ITEM 5

EXTENSION OF AUTHORITY OF MANAGEMENT BOARD TO REPURCHASE UP TO 30% OF OUR ISSUED SHARE CAPITAL UNTIL NOVEMBER 13, 2005

      Under Dutch law and our Articles of Association, the Management Board may, with the prior approval of the Supervisory Board, and subject to certain Dutch statutory provisions, be authorized to repurchase issued shares on behalf of the Company in amounts, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this proposal will allow us to have the flexibility to repurchase our shares without the expense of calling special shareholder meetings. Such authorization may not continue for more than 18 months, but may be given on an annual rolling basis. At the 2003 annual meeting, the shareholders authorized the Management Board to repurchase up to 30% of our issued share capital in open market purchases, through privately negotiated transactions, or by means of a self-tender offer or offers, at prices ranging up to 150% of the market price at the time of the transaction. As of March 15, 2004, we had repurchased no shares under this authority. Such authority expires on November 10, 2004.

      The Management Board believes that the Company would benefit by extending such authority of the Management Board to repurchase shares in our share capital. For example, to the extent the Management Board believes that our shares may be undervalued at the market levels at which it is then trading, repurchases of our own share capital may represent an attractive investment for the Company. Such shares, to the extent they are not canceled pursuant to the authority requested in Item 6 below, could be used for any valid corporate purpose, including use under our compensation plans, sale in connection with the exercise of outstanding options, or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases (assuming such repurchased shares are subsequently canceled) will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased, if any, and the timing and manner of any repurchases would be determined by the Management Board, with the prior approval of the Supervisory Board, in light of prevailing market conditions, our available resources and other factors that cannot now be predicted. The nominal value of the shares to be acquired by the Company, already held by the Company or held by a subsidiary of the Company, may never exceed 10% of our issued share capital.

      In order to provide us with sufficient flexibility, the Management Board proposes that the general meeting of shareholders grant extended authority for the repurchase of up to 30% of the current issued share capital (or over 13,000,000 shares) in the open market, through privately negotiated transactions, or by means of a self-tender offer or offers, at prices ranging up to 150% of the market price at the time of the transaction. Such authority would extend for 18 months from the date of the Annual Meeting until November 13, 2005.

      The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the proposal to grant extended authority to the Management Board until November 13, 2005 to repurchase up to 30% of our issued share capital on behalf of the Company in the open market, through privately negotiated transactions, or by means of a self-tender offer or offers, at prices ranging up to 150% of the market price at the time of the transaction.

      THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO GRANT EXTENDED AUTHORITY TO THE MANAGEMENT BOARD TO REPURCHASE SHARES OF OUR SHARE CAPITAL.

ITEM 6

CANCELLATION OF SHARES TO BE ACQUIRED BY THE COMPANY

OF ITS OWN SHARE CAPITAL

      Under Dutch law and the Articles of Association, the Company may hold no more than 10% of its issued share capital at any time. In order to allow implementation of proposed repurchases contemplated by the authorization requested in Item 5 above which would be in excess of 10% (and up to 30%) of the then issued share capital, we must dispose of or cancel shares which have been repurchased. The Management Board, with the prior approval of the Supervisory Board and subject to certain Dutch statutory conditions, is requesting a resolution on the prospective cancellation of shares so that the Management Board will have the ability to implement any proposed repurchases in excess of 10% (and up to 30%) of the current issued share capital in an efficient manner without the delay and expense of calling special shareholder meetings.

      Prospective cancellation of shares shall occur if and when the Company holds in excess of 9% of its then issued share capital, at which time we will cancel all or a portion of such shares, as determined by the Management Board. We propose to cancel such shares in two tranches, or such higher number of tranches as the Management Board shall determine, with no tranche to exceed 10% of the then issued share capital of the Company. The total number of shares to be prospectively canceled by us will not exceed 20% of the current issued share capital, or a total of approximately 9,400,000 shares.

      With regard to the requirements of Sections 2:99 and 2:100 of the Dutch Civil Code, the resolution to cancel shares prospectively held by the Company of its share capital will become effective after filing thereof with the Amsterdam Commercial Register and after expiry of a two-month period following publication of such filing in a daily newspaper distributed nationally in The Netherlands, provided no opposition is instituted by Company creditors against such resolution. If opposition is instituted, such resolution shall become effective as soon as possible, with due observance of the law. Upon effectiveness of such resolution, the capital decrease will be filed with the Amsterdam Commercial Register, our shareholder register will reflect the cancellation of registered shares, and share certificates, if any, will be destroyed. The above-mentioned filing with the Amsterdam Commercial Register will show which number of shares will have been canceled in the relevant tranche. For every cancellation tranche, a filing will be made.

      The affirmative vote of a majority of the votes cast at the Annual Meeting, or the affirmative vote of 2/3 of the votes cast if less than 50% of the issued capital is represented at the meeting, is required to adopt the proposal to prospectively cancel shares to be acquired by the Company of its share capital.

      THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO PROSPECTIVELY CANCEL SHARES TO BE ACQUIRED BY THE COMPANY OF ITS SHARE CAPITAL.

ITEM 7

EXTENSION OF AUTHORITY OF SUPERVISORY BOARD TO ISSUE SHARES AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL MAY 13, 2009

      At the Annual Meeting, the shareholders will be asked to resolve on a further extension of the designation of the Supervisory Board to issue and/or grant rights on (including options to subscribe) shares and to limit or exclude preemptive rights for a five-year period from the date of the Annual Meeting until May 13, 2009. Under Dutch law and our Articles of Association, shareholders have a pro rata preemptive right of subscription, inter alia, to any shares issued for cash unless such right is limited or excluded. Shareholders have no pro rata preemptive subscription right with respect to any shares issued for consideration other than cash or pursuant to certain employee share plans. If designated for this purpose at the Annual Meeting, the Supervisory Board has the power to issue and/or grant rights on (including options to subscribe) shares and to limit or exclude such preemptive rights. A designation may be effective for up to five years and may be renewed on an annual rolling basis. At the 2003 annual meeting, the shareholders designated the Supervisory

Board for a five-year period to issue and/or grant rights on (including options to subscribe) shares and to limit or exclude preemptive rights. This five-year period will expire on May 8, 2008.

      The affirmative vote of a majority of the votes cast at the Annual Meeting, or the affirmative vote of 2/3 of the votes cast if less than 50% of the issued capital is represented at the meeting, is required to extend the authorization of the Supervisory Board to issue and/or to grant rights on (including options to subscribe) shares and to limit or exclude preemptive rights for a five-year period from the date of the Annual Meeting until May 13, 2009.

      THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE DESIGNATION OF THE SUPERVISORY BOARD TO ISSUE AND/ OR GRANT RIGHTS ON (INCLUDING OPTIONS TO SUBSCRIBE) SHARES AND TO LIMIT OR EXCLUDE PREEMPTIVE RIGHTS UNTIL MAY 13, 2009.

ITEM 8

PROPOSED AMENDMENT TO OUR ARTICLES OF ASSOCIATION

      The Supervisory Board proposes to amend our Articles of Association to increase the authorized capital from Euro 800,000 (80,000,000 shares) to Euro 1,250,000 (125,000,000 shares). As of April 1, 2004, there were 47,128,879 shares outstanding. Approximately 2,100,000 shares are reserved for our employee share plans. We believe that additional shares may be required for our future growth and for acquisitions. The additional shares will provide us with greater flexibility by allowing our Supervisory Board to act quickly with respect to investment or acquisition opportunities without the expense and delay involved in special meetings to authorize additional shares which may be issued in connection with such investment or acquisition. It is noted that the increase of the authorized share capital does not create an obligation to issue shares and that the shares may also be used for other corporate purposes, including issuances in connection with employee share plans and distribution of shares. (For a discussion of the Supervisory Board’s authority to issue shares and preemptive rights, see Item 7 above.) We have no current plans to issue these shares.

      The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the proposal to amend our Articles of Association to increase the authorized capital as described above.

      THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO AMEND THE ARTICLES OF ASSOCIATION TO INCREASE OUR AUTHORIZED CAPITAL.

ITEM 9

APPOINTMENT OF OUR INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee of the Supervisory Board has recommended that Deloitte & Touche LLP be appointed as the Company’s independent accountants for the year ending December 31, 2004. Deloitte & Touche LLP has acted as the Company’s independent public accountants since 2002. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.

      The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Deloitte & Touche LLP. Under these policies, the Audit Committee pre-approves the use of audit and audit-related services following approval of the independent accountants’ audit plan. All services detailed in the audit plan are considered pre-approved. The Audit Committee monitors the audit services engagement as necessary, but not less than quarterly, and approves any changes in terms, conditions and fees resulting in changes in audit scope, Company structure or other items. Other audit services and non-audit services are pre-approved at the Audit Committee’s quarterly meetings. For interim pre-approval of audit and non-audit services, requests and applications are submitted to the Chief Financial Officer, who has been so designated by the Audit Committee for this purpose. If the Chief Financial Officer approves the request or application, it is submitted to the Audit Committee Chairman, or appropriate designated member of the Audit Committee for pre-approval. All such audit and non-audit services and fee overruns are monitored by the Audit Committee at its quarterly meeting.

      For the years ended December 31, 2003 and 2002, we incurred the following fees for services rendered by Deloitte & Touche LLP:

Fees	2003	2002

Audit Fees(1)	$1,267,934	$792,700
Audit-Related Fees(2)	883,230	224,080
Tax Fees(3)	1,669,954	611,104
All Other Fees(4)	111,300	2,000

Total	$3,932,418	$1,629,884

(1)	Audit Fees consist of fees for audit of our annual financial statements; reviews of our quarterly financial statements; and comfort letters, statutory and regulatory audits, consents and other services related to SEC matters.

(2)	Audit-Related Fees consist of fees for due diligence associated with acquisitions; financial accounting and reporting consultations; information systems reviews; Sarbanes-Oxley Act Section 404 advisory services; internal control reviews; employee benefit plan audits; and opening balance sheet audits/review of acquisitions.

(3)	Tax Fees consist of fees for services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings and consist of Federal, state and local income tax return assistance; sales and use, property and other tax return assistance; assistance with tax return filings in certain foreign jurisdictions and transfer pricing documentation. Tax fees also consist of services rendered with respect to proposed transactions and consist of tax advice related to structuring certain proposed acquisitions and disposals; and an intra-group restructuring.

(4)	All Other Fees consist of permitted non-audit services, such as merger software modeling assistance.

      The Audit Committee has considered and concluded that the provision of other services is compatible with maintaining Deloitte & Touche LLP’s independence. See “Committees of the Supervisory Board — Report of the Audit Committee” elsewhere herein.

      The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as our independent public accountants for the year ending December 31, 2004.

      THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2004.

SHAREHOLDER PROPOSALS

      Any proposal of a shareholder intended to be presented at the 2005 Annual Meeting of Shareholders must be received at our principal executive offices no later than December 10, 2004 if the proposal is to be considered for inclusion in our proxy statement relating to such meeting, without prejudice to shareholder rights to cause a general meeting of shareholders to be convened under article 34.2 of our Articles of Association.

By Order of the Board of Supervisory Directors

GERALD M. GLENN
Chairman of the Board of Supervisory Directors

Amsterdam, The Netherlands

April 1, 2004

EXHIBIT A

THE AUDIT COMMITTEE OF THE

SUPERVISORY BOARD OF CHICAGO BRIDGE & IRON COMPANY N.V.

General

      At the Board meeting held in conjunction with the Company’s Annual Meeting of Shareholders, and thereafter as necessary, the Board shall appoint the membership of the Audit Committee and appoint the Chairman of the Committee for the ensuing year. A quorum of the Committee shall consist of at least two Committee members. The Audit Committee is established for the primary purpose of assisting the Supervisory Board in: a) providing oversight for the integrity of the Company’s financial statements, b) providing oversight for the Company’s compliance with legal and regulatory requirements, c) providing oversight for the independent accountants’ qualifications and independence, d) providing oversight for the performance of the Company’s internal audit function and independent accountants, and e) providing oversight for the Company’s system of disclosure and internal controls regarding finance, accounting, legal compliance, and ethics that management and the Supervisory Board have established.

      Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee should also provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Supervisory Board, as to the Company’s accounting and financial reporting practices, internal audit programs and standards, and business, ethical and legal compliance guidelines.

      The Audit Committee shall have the authority to engage outside legal, accounting or other advisors, as deemed appropriate, to advise the Committee concerning the performance of its duties and responsibilities. Further, the Company will provide appropriate funding, as determined by the Audit Committee, for compensation to the independent accountants and to any advisors that the Committee chooses to engage.

      The Audit Committee shall report regularly to the Supervisory Board regarding the execution of the Committee’s duties and responsibilities.

Composition and Independence of the Audit Committee

      The Audit Committee shall consist of not less than three members of the Supervisory Board of the Company, each of whom shall be independent directors (as determined by the Supervisory Board pursuant to any applicable, specific criteria included in the Securities laws or required by the New York Stock Exchange), and free from any affiliation or relationship, including disallowed compensatory arrangements, that, in the opinion of the Supervisory Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Specifically, the Audit Committee shall not include any employees of the Company or affiliated individuals of the Company or any of its subsidiaries.

Credentials of the Audit Committee

      All Audit Committee members shall have a working familiarity with basic finance and accounting practices, and be able to read and understand financial statements. At least one member of the Committee may, but is not required to be an “audit committee financial expert” in compliance with the criteria established by the United States Securities and Exchange Commission as determined by the Company’s Supervisory Board.

Meetings of the Audit Committee

      The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. Each regularly scheduled meeting shall conclude with an executive session of the Committee absent members of management and on such terms and conditions as the Committee may elect. As part of its job to foster open communication, the Committee should meet periodically with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee should meet quarterly with the independent accountants and management to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Compensation of the Audit Committee

      Compensation for members of the Audit Committee shall be limited to amounts paid to the Committee members in their capacity as members of the Audit Committee and the Supervisory Board of the Company (i.e. directors and committee member fees). Committee members may not receive any consulting, advisory or other compensatory fee from the Company.

Responsibilities of the Audit Committee

      The Audit Committee shall have the following responsibilities:

General

      1. Review this Charter at least annually, perform a self-assessment relative to the Audit Committee’s purpose, duties, and responsibilities, and recommend to the Supervisory Board any necessary amendments as conditions dictate.

      2. Review and discuss with management the Company’s annual financial statements, quarterly financial statements, and all internal controls reports (or summaries thereof). Review other relevant reports or financial information submitted by the Company to a governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 and relevant reports rendered by the independent accountants (or summaries thereof).

      3. Review chief executive officer (“CEO”) and chief financial officer (“CFO”) reports on issues pertaining to internal control deficiencies or management fraud and counsel reports to the Company on securities law violations or fiduciary duty, including reports pursuant to Section 307 of the Sarbanes-Oxley Act of 2002.

      4. Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K and review each quarterly filing of Form 10-Q.

      5. Review earnings press releases with management, including “pro-forma” or “adjusted” non-GAAP information. Further, discuss with management financial information and earnings guidance provided to analysts, investors and rating agencies.

      6. Review the regular internal reports (or summaries thereof) to management prepared by the internal auditing department and management’s response.

Independent Accountants and Related Matters

      7. The independent accountants shall be accountable directly to the Audit Committee. Subject to shareholder approval, the Committee shall nominate, evaluate, retain and if necessary recommend the dismissal of, the independent accountants elected to audit the financial records and statements of the Company. The Committee shall provide oversight for the work of the independent accountants. The Committee shall provide oversight for the resolution of disagreements between management and the independent accountants in the event that they arise. The Committee will review the experience and qualifications of senior members of the independent audit team and ensure that all partner rotation requirements, as promulgated by applicable rules and regulations, are executed. The Committee shall consider whether the independent accountants’ performance of permissible non-audit services is compatible with the accountants’ independence. The independent accountants may not participate in the audit of the Company if a

CEO, CFO, chief accounting officer, controller, or person holding an equivalent position in the Company was employed by the auditor and participated in the audit of the Company during the one-year period preceding the initiation of the audit.

      8. Review with the independent accountants any audit problems or difficulties and management’s response.

      9. Review with the independent accountant, and appropriate Company officers, the adequacy and effectiveness of disclosure controls, accounting, financial reporting and control systems, and financial, administrative, information systems and operational auditing procedures, and satisfy itself that any weaknesses identified are corrected in a timely manner.

      10. Hold timely discussions with the Company’s management and independent accountants regarding the following: a) critical accounting policies to be used by the Company, b) alternative treatments of financial information within GAAP that have been discussed by management with the independent accountants, the ramifications of these alternatives, and the independent accountants’ preferred treatment, c) material written communications between the independent accountants and management, such as management letters or unadjusted difference schedules, and d) the independent accountants’ judgment as to the quality of the Company’s financial statements and related disclosures.

      11. At least annually, obtain and review a report by the independent accountants describing: a) the independent accountants’ own internal quality control procedures, b) any material issues raised by the most recent internal quality-control review, peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, inspecting one or more independent audits carried out by the independent accountants, and any steps taken to deal with any such issues, and c) all relationships between the independent accountants and the Company.

      12. Review the scope of the annual independent audit of the Company, and pre-approve all audit and non-audit services and the compensation to be paid to the independent accountants for such services, excluding de-minimis exceptions permitted by the Sarbanes-Oxley Act of 2002. Approval of non-audit services shall be disclosed to investors in periodic reports required by Section 13(a) of the Securities Exchange Act of 1934.

Financial Reporting Process, Accounting Policies and Related Matters

      13. Review at least annually, material related party transactions entered into by the Company.

      14. Ensure that the independent accountants and the internal auditors review the adequacy and integrity of the Company’s internal and external financial reporting processes, and the effectiveness of its system of disclosure and internal controls.

      15. Review with management major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles.

      16. Review with management the effects of changes in regulatory and accounting rules and principles, as well as off-balance sheet structures, on the financial statements of the Company.

      17. Review with the independent accountants, the internal audit department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

Internal Audit and Related Matters

      18. Annually, review and recommend changes (if any) to the Company’s Internal Audit Charter.

      19. Review activities, organizational structure, and qualifications of the internal audit department, including policies and standards implemented by the internal audit department.

      20. Periodically review with the internal audit director any significant difficulties, disagreements with management, or scope restrictions encountered in the course of the department’s work.

      21. Review the effectiveness of the internal audit function, including compliance with the Institute of Internal Auditors’ Standards for the Professional Practice of Internal Auditing.

Ethical Compliance, Legal Compliance, Risk Management and Related Matters

      22. Periodically evaluate the Company’s procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal control or auditing matters, including the confidential and anonymous submission of complaints by employees.

      23. Periodically evaluate the Company’s Code of Ethical Conduct and ensure that management has established a system to (a) monitor and enforce the Code, and (b) maintain the Code in compliance with applicable rules and regulations.

      24. Review, with the Company’s counsel: a) legal compliance matters including corporate securities trading policies, and b) any legal matter that could have a significant impact on the Company’s financial statements.

      25. Review policies and procedures, and compliance therewith, applicable to officer expense accounts and perquisites, including use of Company assets, and consider the results of any review of these areas by the internal auditor or the independent accountants.

      26. Discuss policies with respect to risk assessment and risk management. Such discussions should include the Company’s major financial and accounting risk exposures and the steps management has undertaken to control them.

      27. Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Other Matters

      28. Furnish the Audit Committee report required to be included in the Company’s annual proxy statement.

      29. Perform any other activities consistent with this Charter, the Company’s Articles of Association and governing law, as the Committee or the Supervisory Board deems necessary or appropriate.

Responsibilities of the Chairman of the Audit Committee

      The Chairman of the Committee, in addition to the duties of a Committee member, shall have the following responsibilities:

1. Preside at each meeting of the Audit Committee.

2. Cause minutes of the deliberations at each such meeting to be prepared and retained in the Company’s records.

3. Following each meeting, report to the Supervisory Board concerning the Committee’s actions, conclusions and recommendations.

The Supervisory Board recommends a vote for members first listed at each position and for Items 2-9.

1.	To appoint Jerry H. Ballengee and L. Donald Simpson, as members of the Supervisory Board to serve until the Annual General Meeting of Shareholders in 2007 and until their successors shall have been duly appointed;

First Position:	a)	Jerry H. Ballengee
OR
	b)	David P. Bordages
Second Position:	c)	Donald Simpson
OR
	d)	Samuel C. Leventry

2.	To authorize the preparation of the annual accounts and the annual report in the English language and to adopt the Dutch Statutory Annual Accounts of the Company for the year ended December 31, 2003;

3.	To discharge the members of the Management Board and the Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2003;

4.	To resolve on the final dividend for the year ended December 31, 2003;

5.	To approve the extension of the authority of the Management Board to repurchase up to 30% of the issued share capital of the Company until November 13, 2005;

6.	To cancel shares to be acquired by the Company in its own share capital;

7.	To approve the extension of the authority of the Supervisory Board to issue and/or grant rights (including options to subscribe) on shares and to limit or exclude the preemptive rights of shareholders of the Company until May 13, 2009;

8.	To amend our Articles of Association to increase the amount of the authorized share capital; and

9.	To appoint Deloitte & Touche as the Company’s independent public accountants for the year ended December 31, 2004.

o DETACH PROXY CARD HERE o

		FOR		FOR			FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1.						4.	☐	☐	☐	7.	☐	☐	☐
a) Ballengee		☐	OR b) Bordages	☐	☐
						5.	☐	☐	☐	8.	☐	☐	☐

c) Simpson		☐	OR d) Levetry	☐	☐	6.	☐	☐	☐	9.	☐	☐	☐

	FOR	AGAINST	ABSTAIN

2.	☐	☐	☐

3.	☐	☐	☐

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SCAN LINE

The Voting Instruction must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a Corporation, the Voting Instruction must be executed by a duly authorized Officer or Attorney.

Date	Share Owner sign here	Co-Owner sign here

CHICAGO BRIDGE & IRON COMPANY N.V.
Voting Instruction Card
(Must be presented at the meeting or received by mail prior to the close of business on May 6, 2004)

The undersigned registered holder of Shares of New York Registry (each representing one Common Share of EUR 0.01 nominal amount of Chicago Bridge & Iron Company N.V.), hereby appoints The Bank of New York, as New York Transfer Agent and Registrar, through its agent, as the proxy of the undersigned to attend and address the Annual General Meeting of Shareholders of Chicago Bridge & Iron Company N.V. to be held in Amsterdam, The Netherlands on May 13, 2004 and, in general, to exercise all rights the undersigned could exercise in respect of such Common Shares if personally present thereat upon all matters which may properly come before such Meeting and every adjournment thereof, and instructs such proxy to endeavor, in so far as practicable, to vote or cause to be voted on a poll (if a poll shall be taken) the Common Shares of Chicago Bridge & Iron Company N.V. represented by Shares of New York Registry registered in the name of the undersigned on the books of the New York Transfer Agent and Registrar as of the close of business on April 1, 2004, at such Meeting in respect of the resolutions specified on the reverse side hereof.

NOTES:	1.	Please direct your proxy how it is to vote by placing an X in the appropriate box opposite the resolutions specified on the reverse side hereof.

	2.	If no instructions are given on this voting instruction card, then the shares will be voted for Messrs. Ballengee, and Simpson and FOR Items 2-9.

	3.	This Voting Instruction Card is solicited by the Supervisory Board of the Company.

To include any comments, please mark this box.	☐

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Please complete and date this proxy on the reverse side and return it promptly in the accompanying envelope.